Exhibit 10.2

Irrevocable Asset and Liability Exchange Agreement

This Irrevocable Asset and Liability Exchange Agreement is entered into as of the 15th day of October 2014, by and among JA Energy (“JAEN”), a Nevada corporation, James Lusk ("Mr. Lusk"), Mark DeStefano and T. J. Jesky, individuals and residents of the State of Nevada (collectively referred to herein as the "Parties").

RECITALS

WHEREAS, at the annual shareholder's meeting of JA Energy held on September 30, the shareholders approved a spin-off of a wholly owned subsidiary, whereby each shareholder of JA Energy ("Parent") will receive their pro-rata share ownership in the subsidiary.

WHEREAS, the JA Energy shareholders approved the transfer all of the assets and liabilities of the Parent into a wholly own subsidiary.

WHEREAS, the Parties also agree to transfer all of the assets and liabilities of the Parent into JAEN Sub, a wholly own subsidiary;

WHEREAS, the principal shareholders also agree to exchange Preferred and Common shares owned in the Parent and subsidiary;

WHEREAS, once the transfer of assets and liabilities are completed and the shares are exchanged, the subsidiary will operate independent of JAEN and Mr. Lusk will take control of the subsidiary; and

WHEREAS, all Parties shall indemnify and hold harmless the other Parties from and against any and all losses, damages, liabilities, resulting or arising from these transactions.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereby agree to the following.

1. Terms.

1.1 JA Energy forms a wholly owned subsidiary, named JAEN Sub, with the same characteristics and number of authorized shares as the Parent, whereby all Preferred and Common shareholders in the Parent will receive a pro-rata stock dividend in the subsidiary that is equal to the number of shares they owned in the Parent on a one-for-one basis.

1.2 FINRA is notified of the stock dividend and a new CUSIP number is obtained for the shares issued in the subsidiary.

1.3 The company's authorized transfer agent is notified to issue dividend shares to the existing shareholders, based on an established record date.

1.4 All Parties, including Mr. Lusk agree to transfer as of March 31, 2014, all assets and liabilities from the Parent to the Subsidiary to the extent legally assignable.. Mr. Lusk agrees to work with the Parent to effect these transfers. The independent subsidiary will own all of the assets and liabilities that were on the books of the Parent as of March 31, 2014. This includes all of the intellectual property owned by the Parent.

1.5 Mark DeStefano and T. J. Jesky will transfer all ownership of their Preferred and Common stock held in the subsidiary to Mr. Lusk.

1.6 Mr. Lusk will transfer all of the common stock ownership he owns and controls in the Parent, that includes his personal holdings, stock owned by Angela Burton, Matthew Lusk and Three Sisters Trust to Mark DeStefano.

1.7. Mr. Lusk will provide a notarized signed letter addressed to the Company and auditor that he agrees with this transfer. (See Exhibit A.)

1.8 Once the transfer takes place, Mr. Lusk will control the subsidiary without any ownership of Mark DeStefano nor T. J. Jesky in the subsidiary. The subsidiary will be divested from the Parent and no longer wholly owned by the Parent. It will operate as a separate entity, with different management. Mr. Lusk will appoint his own directors and officers in the subsidiary.

1.9 The terms and conditions of this Agreement become irrevocable on all Parties upon execution.

1.10 All Parties agree to cooperate with each other and to execute and deliver all papers, documents and instruments as may be necessary to complete this transaction.

1.11 This is considered an arm's length transaction. The Parties are working as independent contractors to each other.

2. Representations and Warranties of JA Energy, Mark DeStefano and T. J. Jesky. In order to induce Mr. Lusk to enter into this Agreement and complete its transactions contemplated hereunder, JA Energy, Mark DeStefano and T. J. Jesky represents and warrants that:

2.1 JA Energy, Mark DeStefano and T. J. Jesky have good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein, and this agreement will not violate any other agreement or instrument to which the Parties are bound.

2.2 JA Energy, Mark DeStefano and T. J. Jesky warrant that any new liabilities incurred on the books of JA Energy after April 1, 2014 will not be transferred to the subsidiary.

2.3 JA Energy represents and warrants that there have been no liabilities, actual or contingent, created in the subsidiary. Prior to the effective time of the transfer, the subsidiary will have no assets nor liabilities. The share structure of the subsidiary will mirror the Parent on a one-to-one basis, with the same shareholders as the Parent. No additional shares or awards will be issued by the subsidiary.

2.4 JA Energy represents and warrants that since April 1, 2014, with the exception of the Preferred voting shares issued to Mark DeStefano, no other shares have been issued, awarded or pledged to be issued. The number of common shares issued and outstanding in JA Energy at March 31, 2014 are the same number of the shares issued at the date of transfer.

2.5 JA Energy additionally represents and warrants that it will not issue any additional Preferred or Common shares until after the transfer of assets, liabilities as of March 31, 2014, ownership, new management and spin-off of the subsidiary takes place.

2.6 The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of JA Energy, Mark DeStefano and T. J. Jesky, enforceable in accordance with its terms.

3. Representations and Warranties of the Mr. James Lusk. In order to induce JA Energy, Mark DeStefano and T. J. Jesky to enter into this Agreement and complete its transactions contemplated hereunder, Mr. Lusk represents and warrants that:

3.1 He has good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein, and this agreement will not violate any other agreement or instrument to which he is a party or by which he is bound.

3.2 The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of Mr. Lusk, enforceable in accordance with its terms.

4. Indemnification. All Parties shall indemnify and hold harmless each other from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses or omission resulting or arising from this Agreement.

5. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

6. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by all Parties.

7. Waiver of Compliance; Consents.

7.1 Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

8. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

9. Attorneys’ Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

10. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEVADA. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN NEVADA.

12. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

13. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

14. Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

15. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees).

16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same. Facsimile copies may act as originals.

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date written herewith.

JA Energy James Lusk

By: _/s/ Barry Hall___________ By:___/s/ James Lusk__________

Name: Barry Hall James Lusk

Director Shareholder

By: _/s/ Mark DeStefano______

Name: Mark DeStefano

Shareholder

By: /s/ T. J. Jesky___________

Name: T. J. Jesky

Shareholder

Exhibit A

October 15, 2014

TO:

Seale and Beers, CPAs

8250 W. Charleston Blvd.

Las Vegas, NV 89117

JA Energy

10325 Falls Church Avenue

Las Vegas, NV 89144

RE: Letter of Authorization

Gentlemen:

This authorizes JA Energy, a Nevada corporation, to transfer and assign any and all of my liabilities that were on the books of JA Energy, as of March 31, 2014 to JAEN Sub, a Nevada corporation, and its wholly owned subsidiary.

The reason for this transfer, is that once all of the assets and liabilities, as of March 31, 2014, are transferred to this newly formed subsidiary, JA Energy will spin-off the subsidiary. JAEN Sub will be divested from JA Energy and no longer be a wholly owned subsidiary. It will operate as a separate entity, with different management, and I shall have control of JAEN Sub.

This provides you with my notarized signature and authorizes you to execute this transfer, effective immediately.

Sincerely,

/s/ James D. Lusk

James Lusk

Debt Holder

DATED this 15 day of October, 2014

STATE OF CALIFORNIA )

) ss.

County of San Bernardino )

SUBSCRIBED AND SWORN TO before me this 10/15/14 by James Derrel Lusk

/s/ M. H. Clarke

_______________________________

Notary Public for the State of California

My commission expires: May 23, 2017